                                                                  EXHIBIT (a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                     DATA PROCESSING RESOURCES CORPORATION
                                       AT

                              $24.00 NET PER SHARE

                                       BY

                              COMP ACQUISITION CO.
                          A WHOLLY OWNED SUBSIDIARY OF

                             COMPUWARE CORPORATION

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 28, 1999,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 91% OF THE SHARES OF DATA PROCESSING RESOURCES CORPORATION COMMON STOCK OUTSTANDING AT THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY BEFORE THE OFFER EXPIRES, (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND (3) THE OTHER CONDITIONS DESCRIBED HEREIN.

     THE BOARD OF DIRECTORS OF DATA PROCESSING RESOURCES CORPORATION HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER REFERRED TO HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF DATA PROCESSING RESOURCES CORPORATION AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, no par value, of Data Processing Resources Corporation should either: (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares, and any other required documents, to the Depositary or tender such shares pursuant to the procedure for book-entry transfer set forth in Section 3 below or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares.

     A shareholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for guaranteed delivery set forth in Section 3 below.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

June 30, 1999
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                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Introduction......................................................    3
1.    Terms of this Offer; Expiration Date........................    4
2.    Acceptance for Payment and Payment for Shares...............    5
3.    Procedures for Accepting this Offer and Tendering Shares....    6
4.    Withdrawal Rights...........................................    8
5.    Certain Federal Income Tax Consequences.....................    9
6.    Price Range of Shares; Dividends............................   10
7.    Certain Information Concerning the Company..................   10
8.    Certain Information Concerning Purchaser and Compuware......   11
9.    Source and Amount of Funds..................................   13
10.   Background of this Offer; Contacts with the Company; and the   13
      Merger Agreement............................................
11.   Purpose of this Offer; Plans for the Company After this        25
      Offer and the Merger; Appraisal Rights......................
12.   Dividends and Distributions.................................   26
13.   Effect of this Offer on the Market for the Shares, Nasdaq      26
      Quotation and Exchange Act Registration.....................
14.   Certain Conditions of the Offer.............................   27
15.   Certain Legal Matters and Regulatory Approvals..............   29
16.   Fees and Expenses...........................................   31
17.   Employment Agreements.......................................   32
18.   Miscellaneous...............................................   33
Schedule I -- Directors and Executive Officers of Purchaser and
Compuware.........................................................  I-1

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

To the Holders of Common Stock of
DATA PROCESSING RESOURCES CORPORATION

INTRODUCTION

     THIS OFFER. A wholly owned subsidiary of Compuware Corporation is offering to purchase all outstanding shares of Common Stock of Data Processing Resources Corporation for $24.00 per share, net to the seller in cash (the "OFFER PRICE"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute this "OFFER"). The Offer Price will be payable to you without interest and will be subject to reduction for any federal back-up taxes or other withholding or stock transfer taxes that may be applicable.

     Compuware is a Michigan corporation. The wholly owned subsidiary of Compuware that is making this tender offer, COMP Acquisition Co., is a California corporation ("PURCHASER"). Data Processing Resources Corporation is a California corporation and is referred to herein as the "COMPANY." Its shares of Common Stock, no par value, are referred to as the "SHARES."

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to this Offer. Purchaser will pay all charges and expenses of EquiServe (the "DEPOSITARY") and Innisfree M&A Incorporated (the "INFORMATION AGENT") incurred in connection with this Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THIS OFFER AND THE MERGER REFERRED TO HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Thomas Weisel Partners LLC, the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated June 23, 1999 to the effect that, as of the date of such opinion, the consideration to be received by holders of the Shares pursuant to this Offer and related merger is fair to the shareholders of the Company from a financial point of view. This opinion is set forth in an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to shareholders of the Company herewith.

     THIS OFFER IS CONDITIONED UPON: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THIS OFFER AT LEAST 91% OF THE SHARES OUTSTANDING AT THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY BEFORE THIS OFFER EXPIRES, (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND (3) THE OTHER CONDITIONS DESCRIBED IN SECTION 14 BELOW.

     THE MERGER. This Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 23, 1999 among Purchaser, Compuware and the Company (the "MERGER AGREEMENT"). Under the Merger Agreement, the parties have agreed that, following this Offer and upon the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with the Company in a merger (the "MERGER") in which the Company will be the surviving corporation and will become a wholly owned subsidiary of Compuware. When the Merger occurs, all the outstanding Shares (other than the Shares owned by Purchaser, any Shares held in the Company's treasury and any Shares as to which shareholders have exercised appraisal rights under California law) will be automatically canceled and converted into the right to receive cash in an amount per share equal to the Offer Price, without interest. The stock options granted by the Company under the Company's 1994 Stock Option Plan and the Company's Stock Option Plan for the Employees of Systems & Programming Consultants, Inc. (the "COMPANY'S STOCK OPTION PLANS") that are outstanding when the Merger occurs will, upon vesting, due exercise and payment of the exercise price of such option, entitle the optionee to receive an amount of cash per share equal to the Offer Price, without interest. Each option will continue the same vesting schedule following the Merger, with the optionee receiving credit for continuous service with the Company prior to the Merger. The Company's Employee Stock Purchase Plan will terminate when the Merger occurs (unless terminated before then in accordance with its terms). If

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

terminated upon the Merger, the Company will cause a final purchase of Shares to be made under the plan on the last trading day before the Merger.

     Under California law, if Purchaser acquires at least 90% of the Company's then outstanding Shares of Common Stock, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. Thus, if the condition of this Offer is met that at least 91% of the outstanding Shares are tendered (as of the close of business on the last business day before the Offer expires), it is expected that Purchaser will cause the Merger to occur without a shareholder vote.

     Currently, neither Purchaser nor Compuware anticipate that Purchaser will purchase any Shares if at least 91% of the outstanding Shares are not tendered. If following the expiration of this Offer, Purchaser does not own at least 90% of the Company's outstanding shares of Common Stock, then shareholder approval of the Merger would be required. The Company has agreed that, in the event shareholder approval is required, then, as soon as practicable following the expiration of this Offer (and whether or not Purchaser purchases any Shares pursuant to this Offer) the Company will call a meeting of its shareholders for the purpose of obtaining shareholder approval of the Merger and the Merger Agreement. See Section 10 below.

     Purchaser has entered into a Shareholder Tender and Voting Agreement with all officers and directors of the Company and a greater than 5% shareholder of the Company. These shareholders own, in the aggregate, approximately 3,889,083 Shares, constituting approximately 26% of all Shares outstanding on June 21, 1999. Under the agreement, each such shareholder agreed (i) to tender pursuant to this Offer all Shares currently owned or later acquired by the shareholder and not to withdraw such tender (subject to applicable law) unless and until the Merger Agreement is terminated in accordance with its terms, (ii) if this Offer is not consummated and if approval by the Company's shareholders of the Merger is sought, then, until termination of the Merger Agreement, to vote such Shares in favor of the Merger and against any competing proposal, merger, consolidation, sale of assets, reorganization or recapitalization, or any liquidation or winding up of the Company, (iii) not to sell, transfer, encumber, pledge, dispose of or grant an option with respect to such Shares until the earlier of termination of the Merger Agreement or the record date for the meeting at which shareholders of the Company are asked to vote on the Merger (other than pursuant to this Offer or with certain other exceptions) and (iv) from the consummation of this Offer to the closing of the Merger, not to exercise stock options for Shares or other rights to acquire capital stock of the Company.

     OUTSTANDING SHARES AND STOCK OPTIONS. The Company has advised Purchaser that, as of June 21, 1999, 14,762,416 Shares were issued and outstanding and a total of 3,393,040 Shares were reserved for issuance upon exercise of outstanding employee stock options granted pursuant to the Company's Stock Option Plans.

     GOING PRIVATE RULE. Rule 13e-3 under the Exchange Act requires that, in the case of a "going private" transaction involving a company, certain financial information concerning the company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the Securities and Exchange Commission and disclosed to shareholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to this Offer or the Merger but it cannot assure you that the Securities and Exchange Commission will agree. The Commission might take the position that Rule 13e-3 applies to this Offer or the Merger and might require Purchaser to provide additional information pursuant to the rule.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THIS OFFER.

     1. TERMS OF THIS OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the expiration of this Offer. This Offer will expire at 12:00 Midnight, Eastern time, on Wednesday, July 28, 1999 or any later date to which this Offer is extended in accordance with the Merger Agreement.

     Purchaser may extend the expiration of this Offer as required by the Exchange Act or, if not required by the Exchange Act, only within the following limitations: (i) Purchaser may not extend this Offer beyond five
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business days after July 28, 1999 unless, in Purchaser's reasonable judgment, it is reasonably likely that any condition of this Offer which is not satisfied as of the date on which the extension is made will be satisfied during the extension and (ii) Purchaser may not extend this Offer beyond 20 business days following July 28, 1999 without the Company's consent. During any such extension, all Shares previously tendered and not withdrawn will remain subject to this Offer, except that the Shares may be withdrawn as indicated in Section 4 below.

     Subject to the regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right (subject to the terms and conditions of the Merger Agreement), (i) to terminate or amend this Offer and not accept for payment any Shares if the conditions to this Offer are not satisfied upon the expiration date of this Offer (as it may be extended as described in the preceding paragraph), (ii) to waive any condition of this Offer, (iii) to increase the price per share payable in this Offer or to make any other changes in the terms and conditions of this Offer, except that, without the Company's consent, no such change may be made which (a) decreases the price per Share payable pursuant to this Offer, (b) reduces the minimum (including by waiver of the condition that 91% of the outstanding Shares be tendered) or maximum number of Shares to be purchased in this Offer, (c) imposes conditions to this Offer in addition to those set forth in Section 14 below, (d) changes the form of consideration payable in this Offer or (e) amends any other material terms of this Offer in a manner materially adverse to the Company's shareholders. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of this Offer.

     If Purchaser makes a material change in the terms of this Offer or the information concerning this Offer, or if it waives a material condition of this Offer, Purchaser will extend this Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of the changes.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser decides to increase the consideration being offered in this Offer, such increase in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to this Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, this Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, this Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating this Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing.

     In the event that this Offer is not consummated due to the failure of a condition referred to in Section 14 below, then, subject to the terms of the Merger Agreement, the Company, Purchaser and Compuware will take the actions provided for in the Merger Agreement in order to obtain the approval of the Company's shareholders required for the Merger and to consummate the Merger as promptly as practicable.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the satisfaction (or waiver, to the extent permitted by the Merger Agreement) of conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of the extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn as soon as practicable after the expiration of this Offer.

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

     In all cases, payment for Shares tendered and accepted for payment pursuant to this Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing the Shares (the "SHARE CERTIFICATES") or timely confirmation of a book-entry transfer (a "BOOK ENTRY CONFIRMATION") of the Shares into the Depositary's account at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedures set forth in Section 3 below, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the shares and other required documents occurs at different times. See Section 3 below for a description of the procedure for tendering Shares pursuant to this Offer.

     The term "AGENT'S MESSAGE" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Compuware intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") a Pre-merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") with respect to this Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to this Offer will expire fifteen calendar days after the date of such filing. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Compuware with respect to this Offer. Upon request, the waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. See Section 15 below.

     For purposes of this Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to this Offer. Upon the terms and subject to the conditions of this Offer, payment for Shares accepted for payment pursuant to this Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of this Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 below, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or in part, to Compuware or any direct or indirect wholly owned subsidiary of Compuware, the right to purchase all or any portion of the Shares tendered pursuant to this Offer, but any such assignment will not relieve Purchaser of its obligations under this Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to this Offer.

     3. PROCEDURES FOR ACCEPTING THIS OFFER AND TENDERING SHARES. To tender Shares pursuant to this Offer, you must deliver before the expiration of this Offer to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (i) either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (and any other documents required by the Letter of Transmittal) or (b) an Agent's Message in connection with a book-entry delivery of shares and (ii) either (a) the Share Certificates for the tendered Shares must be received by the Depositary at

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

one of such addresses, (b) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary or (c) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of this Offer within two business days after June 30, 1999. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. In addition to delivery of the Shares through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of this Offer. If the shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to this Offer and such shareholder's Share Certificates evidencing the Shares are not immediately available or the shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the expiration of this Offer, or the shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the expiration of this Offer; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to this Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of this Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Compuware, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other shares or other securities issued or issuable in respect of such Shares on or after June 23,
1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of this Offer.

     BACKUP WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold a portion of the amount of the purchase price paid to certain shareholders pursuant to this Offer. TO AVOID SUCH BACKUP WITHHOLDING, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. See Instruction 9 in the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to this Offer are irrevocable except that tendered Shares may be withdrawn by the tendering shareholder at any time prior to the expiration of this

Offer and, unless theretofore accepted for payment by Purchaser pursuant to this Offer, may also be withdrawn by such shareholder at any time after August 23, 1999. If Purchaser extends this Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to this Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (unless the Shares have been tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of this Offer. However, withdrawn Shares may be re-tendered at any time prior to the expiration of this Offer by following one of the procedures described in Section 3 above.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Compuware, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to this Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in the Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. If, at the time of this Offer or the Merger, the Shares then exchanged have been held for more than 12 months, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income and short-term capital gains.

     The foregoing is a summary of the general effect of this Offer and the Merger under the current federal income tax laws. The summary does not address state, local or foreign tax laws or the particular situations of specific shareholders. Special federal income tax consequences may apply to particular shareholders, including those that are financial institutions, pension funds, mutual funds, broker-dealers, individuals who are not citizens or residents of the United States, foreign corporations, foreign partnerships, foreign trusts, shareholders who acquired the Shares pursuant to the exercise of employee stock options or otherwise as compensation and persons who receive payments in respect of options to purchase Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THIS OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the Nasdaq National Market under the symbol "DPRC". The following table sets forth the high and low sales prices per Share as reported on the Nasdaq National Market for the quarters indicated.

                                                              HIGH    LOW
                                                              ----    ----
Fiscal year ending July 31, 1997:
  First Quarter.............................................  $ 24 7/8 $ 16
  Second Quarter............................................    22 5/8   15 1/2
  Third Quarter.............................................    22 3/8   17 1/8
  Fourth Quarter............................................    26 3/4   18
Fiscal year ending July 31, 1998:
  First Quarter.............................................  $ 28 1/4 $ 19
  Second Quarter............................................    26 3/4   22 1/8
  Third Quarter.............................................    33 3/4   23 3/8
  Fourth Quarter............................................    33 3/4   26 5/8
Fiscal year ending July 31, 1999:
  First Quarter.............................................    32 11/16 17 1/16
  Second Quarter............................................    33 3/4   19 1/2
  Third Quarter.............................................    26 3/8    9 13/16
  Fourth Quarter (through June 23, 1999)....................    18       11 3/4

     The Company has never declared or paid cash dividends on its capital stock.

     On June 23, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence this Offer, the closing price per Share as reported on the Nasdaq National Market was $12.25. On June 28, 1999, the second to last full trading day prior to the commencement of the Offer, the reported closing price per Share on the Nasdaq National Market was $23.44. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser, Compuware, nor any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Compuware or their respective affiliates.

     GENERAL. The Company is a California corporation with its principal executive offices located at 18301 Von Karman Avenue, Suite 600, Irvine, California 92612. The Company is a leading provider of information technology professional services to a diverse group of corporate clients. Utilizing full-time salaried and hourly consultants, the Company offers a wide range of professional services solutions to meet its clients' enterprisewide information technology needs. The Company's technical consultants have expertise on multiple hardware platforms utilizing a wide variety of software solutions and can provide services covering all aspects of the systems applications development lifecycle, including planning, design, building and programming, implementation, maintenance and ongoing management. The Company also provides other specialty professional services such as year 2000 conversion, fault-tolerant application development, network management and desktop services, Internet/intranet development and support, packaged software implementation (including responsibility for deliverables), software engineering and help desk support.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's annual report on Form 10-K for the fiscal year ended July 31, 1998 as updated in the Company's current report on Form 8-K dated March 1, 1999 and the unaudited financial statements contained in the Company's quarterly report on Form 10-Q for the three months ended April 30, 1999. More comprehensive financial information is included in those reports and in other documents filed by the Company with the Securities and Exchange Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Securities and Exchange Commission in the manner set forth at the end of this Section 7.

                     DATA PROCESSING RESOURCES CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    THREE MONTHS       NINE MONTHS ENDED
                                   FISCAL YEAR ENDED JULY 31,      ENDED APRIL 30,         APRIL 30,
                                  -----------------------------   -----------------   -------------------
                                    1998       1997      1996      1999      1998       1999       1998
                                  --------   --------   -------   -------   -------   --------   --------
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues......................  $262,948   $147,833   $81,100   $93,229   $70,424   $274,463   $182,901
  Operating income..............    20,851     10,884     5,957     9,980     6,252     25,455     15,360
  Net income....................    11,318      6,928     3,402     5,073     3,191     12,865      8,508
  Net income available to common
    shareholders................  $ 11,318   $  6,875   $ 3,364   $ 5,073   $ 3,191   $ 12,865   $  8,508
  Net income per
    share -- basic..............  $   0.84   $   0.61   $  0.45   $  0.35   $  0.24   $   0.91   $   0.64
  Net income per
    share -- diluted............  $   0.81   $   0.59   $  0.41   $  0.33   $  0.23   $   0.87   $   0.62
  Weighted average common shares
    outstanding -- basic........    13,464     11,312     7,536    14,525    13,566     14,212     13,382
  Weighted average common shares
    outstanding -- diluted......    13,918     11,682     8,261    18,323    14,064     17,894     13,826

                                                             AT JULY 31,
                                                         --------------------
                                                           1998        1997      AT APRIL 30, 1999
                                                         --------    --------    -----------------
                                                                                    (UNAUDITED)
Cash and cash equivalents..............................  $ 40,881    $ 17,816        $ 29,657
Working capital........................................   119,251      31,155          83,532
Total assets...........................................   275,280     116,163         301,245
Long-term debt.........................................   114,288          --         111,440
Total shareholders' equity.............................   127,367     116,163         158,397

     AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information as of certain dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Securities and Exchange Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Securities and Exchange Commission's world-wide web site at http://www.sec.gov.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND COMPUWARE. Purchaser is a newly incorporated California corporation organized in connection with this Offer and has not carried on any activities other than in connection with this Offer and the Merger Agreement. Purchaser is a direct wholly owned subsidiary of

Compuware and its principal offices are located at the same address as Compuware's principal office: 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564.

     Until immediately prior to the time that Purchaser purchases Shares pursuant to this Offer, Purchaser is not expected to have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by this Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Compuware is a Michigan corporation, with its principal offices at 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564. Compuware's Common Stock is traded on the Nasdaq National Market under the symbol "CPWR." Compuware provides software products and professional services designed to increase the productivity of the information systems departments of its target market, the 20,000 largest enterprises worldwide. Compuware has historically focused on the testing and implementation environment in the mainframe market, where it has extensive experience and has established long-term customer relationships. Compuware also operates in the client/server market, with products and professional services in the application development, testing and implementation and systems management environments.

     Compuware's financial statements contained in its annual report on Form 10-K for the fiscal year ended March 31, 1999 are incorporated herein. This report is filed with the Securities and Exchange Commission and is available for inspection and copying as indicated below (see "Available Information" below in this Section 8).

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Compuware and certain other information are set forth in Schedule I hereto.

     Neither Purchaser, Compuware nor, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Compuware or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares. Neither Purchaser, Compuware nor, to their knowledge, any of the persons or entities referred to above or any of the respective officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, (i) neither Purchaser, Compuware nor, to their knowledge, any of their respective subsidiaries or any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies; and (ii) neither Purchaser, Compuware nor, to their knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Securities and Exchange Commission applicable to the Offer. Set forth below in Section 10 of this Offer to Purchase is a summary description of the contacts, negotiations and transactions between Purchaser, Compuware or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of material assets.

     AVAILABLE INFORMATION. Compuware is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information, as of certain dates, concerning Compuware's directors and officers, their remuneration, options granted to them, the principal holders of Compuware's securities and any material interest of such persons in transactions with Compuware is required to be described in proxy statements distributed to Compuware's shareholders and filed with the Securities and

Exchange Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Securities and Exchange Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Securities and Exchange Commission's world-wide web site at http://www.sec.gov.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to consummate this Offer and the Merger is estimated to be approximately $354 million (assuming the purchase of all Shares outstanding), plus approximately $2.5 million to pay related fees and expenses. In addition, as indicated in Section 10 below under the heading "Convertible Notes," the Company will be required to offer to repurchase its 5 1/4% Convertible Subordinated Notes due 2005 (the "Notes") following the earlier of the consummation of this Offer or the Merger, for the aggregate principal amount of $115 million plus accrued interest. Purchaser plans to obtain all the funds needed for this Offer and the Merger, and to repurchase the Notes, from Compuware. Compuware will provide such funds from its existing funds, from new credit facilities to be established for this purpose, or a combination of the foregoing. No decision has been made concerning which of the foregoing sources Compuware will utilize, or how such funds, if borrowed, will be repaid. Such decision will be made based on Compuware's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Compuware may deem appropriate. When such decision has been made, Purchaser and Compuware will promptly file an amendment to their Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1"). As of March 31, 1999, Compuware had approximately $193 million in cash and cash equivalents and approximately $310 million in short term investments. Neither Purchaser nor Compuware has conditioned this Offer or the Merger on obtaining financing.

     10. BACKGROUND OF THIS OFFER; CONTACTS WITH THE COMPANY; AND THE MERGER AGREEMENT.

     BACKGROUND OF THIS OFFER; CONTACTS WITH THE COMPANY

     In early April 1999, Bernard M. Goldsmith, Managing Director of Updata Capital, Compuware's financial advisor, called Richard E. Earley, President of the Company's Speciality Services Division, to discuss the possibility that one of Updata Capital's clients might be interested in pursuing a business combination with the Company. Mr. Earley directed Mr. Goldsmith to contact Mary Ellen Weaver, Chairman of the Board and Chief Executive Officer of the Company.

     During the week of April 12, 1999, Mr. Goldsmith called Ms. Weaver and expressed Compuware's interest in a potential business combination with the Company. A meeting was scheduled for April 21, 1999 at the Company's offices.

     At the April 21 meeting, Mr. Goldsmith and Eliot R. Stark, Compuware's Executive Vice President, Finance, discussed with Ms. Weaver and Mr. Earley a possible business combination between the two companies in broad outline.

     On May 13, 1999, Mr. Goldsmith, Mr. Stark, Joseph A. Nathan, Compuware's President and Chief Operating Officer, and Phyllis Recca, Compuware's Senior Vice President, Professional Services, met with Ms. Weaver, Thomas A. Vadnais, the Company's President and Chief Operating Officer, and David M. Connell, the Company's Executive Vice President, at Compuware's offices. The parties held a more extensive discussion of the possible benefits of a business combination between the two companies and the objectives that each company might have regarding the combination.

     At the May 13 meeting, Compuware presented the Company with a Confidentiality Agreement, providing for, among other things, each party to treat confidentially the information received from the other. In the Confidentiality Agreement, the Company also agreed that, until June 30, 1999, the Company would not without Compuware's prior approval or as otherwise provided in a definitive agreement between the parties, solicit, discuss, negotiate or accept any offer or proposal that would involve or could result in a sale of the Company (whether by merger, asset sale, stock sale or otherwise) or of a substantial portion of the Company's common stock to any party other than Compuware, subject to an exception for an unsolicited offer or proposal for such a transaction which the Company determines it is required to discuss and negotiate with the party making such proposal. Compuware agreed in the Confidentiality Agreement that for one year following the date of the Confidentiality Agreement, Compuware would not acquire the Company's securities, propose a merger or other business combination with the Company, or otherwise act to control or exert influence over the Company, other than pursuant to an agreement with the Company. The Company countersigned the Confidentiality Agreement on May 20, 1999.

     During the period from May 14, 1999 to May 26, 1999, Mr. Stark and Ms. Weaver had several telephone conversations about the proposed business combination in which they discussed the proposal in greater detail, including the possible structure and timing of the transactions.

     On May 26, 1999, Compuware sent to the Company a term sheet outlining the basic terms on which Compuware would be willing to pursue a business combination with the Company. On May 27 and 28, 1999, Mr. Stark and Ms. Weaver discussed the term sheet in several telephone conversations. Although the term sheet was not agreed upon and material terms remained to be resolved, Compuware elected to direct its legal counsel to prepare a draft Merger Agreement as a basis for further discussions.

     On June 2, 1999, Compuware delivered to the Company a due diligence request. On June 4, 1999, Compuware's legal counsel sent copies of a draft Merger Agreement to the Company's counsel. Also during that week, Compuware's legal counsel and Mr. Stark contacted the Company's counsel and Ms. Weaver to make arrangements for holding due diligence meetings during the week of June 7, 1999.

     On June 8, 9, and 10, 1999, Mr. Goldsmith, Laura Fournier, Compuware's Senior Vice President and Chief Financial Officer, and other members of Compuware's due diligence team, including members of Compuware's legal staff, met at the offices of the Company's legal counsel in Costa Mesa to conduct a due diligence investigation of the Company. During the period from June 8, 1999 to June 22, 1999, legal counsel for both companies continued negotiations regarding the terms of the Merger Agreement and other transaction agreements, and those terms were discussed (in meetings at the offices of the Company's legal counsel as well as in telephone conversations) among Mr. Stark and Mr. Goldsmith, on behalf of Compuware, and Ms. Weaver, Mr. Vadnais and Mr. Connell, on behalf of the Company. In addition, Mr. Goldsmith discussed certain financial terms of the proposed transactions with Owen Hart of Thomas Weisel Partners LLC, the Company's financial advisor.

     At a meeting of Compuware's Board of Directors held on June 17, 1999, the board reviewed the proposed transaction's legal and financial terms. At the conclusion of the meeting, the board requested additional information from Compuware's management before considering whether to approve the acquisition. Discussions between the parties continued during June 21 and 22, 1999 regarding certain terms of the Merger Agreement and the terms of proposed amendments to employment agreements with Ms. Weaver, Mr. Vadnais and Mr. Connell. These discussions were conducted principally, on behalf of Compuware, by Ms. Recca and Barry Goldsmith and, on behalf of the Company, by Ms. Weaver, Mr. Vadnais and Mr. Connell.

     On June 23, 1999, final forms of the Merger Agreement, amendments to the employment agreements of Ms. Weaver, Mr. Vadnais and Mr. Connell, noncompetition agreements with Ms. Weaver and Mr. Connell and the Shareholder Tender and Voting Agreement were presented to, and, following discussion, approved by, the Compuware Board of Directors. Following notification of the approval of the transactions by the Company's Board of Directors, the parties executed the agreements on the afternoon of June 23, 1999. The transactions were publicly announced on the morning of June 24, 1999.

THE MERGER AGREEMENT

     A copy of the Merger Agreement is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") filed by Purchaser and Compuware with the Securities and Exchange Commission in connection with this Offer. Certain portions of the Merger Agreement are summarized in this Section. This summary is qualified in its entirety by reference to the Merger Agreement itself.

     THIS OFFER. The Merger Agreement provides for the commencement of this Offer within five business days after the initial public announcement of Purchaser's intention to commence this Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to this Offer is subject to the satisfaction of the conditions described in Section 14 below. Purchaser and Compuware have agreed that no change in this Offer may be made which decreases the price per Share payable in this Offer, reduces the minimum or maximum number of Shares to be purchased in this Offer, imposes conditions to this Offer in addition to those set forth in Section 14 below, changes the form of consideration payable in this Offer, amends any other material terms of this Offer in a manner materially adverse to the Company's shareholders or extends the expiration date of this Offer except as indicated in Section 1 above.

     THE MERGER. The Merger Agreement provides that, following this Offer and upon the terms and subject to the conditions in the Merger Agreement and in accordance with California law, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation (the "SURVIVING CORPORATION") and will become a wholly owned subsidiary of Compuware. Alternatively, Compuware may elect to merge the Company into Purchaser, with Purchaser continuing as the Surviving Corporation and a wholly owned subsidiary of Compuware. In either case, upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Compuware or any other subsidiary of Compuware and any Shares which are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and who exercise their appraisal rights for such Shares in accordance with California law) shall be automatically converted into, and exchanged for, the right to receive a cash payment per Share equal to the Offer Price, without interest. All stock options outstanding at the time of the Merger that were granted by the Company under the Company's Stock Option Plans will, upon vesting, due exercise and payment of the exercise price of such option, entitle the optionee to receive an amount of cash per share equal to the Offer Price, without interest. Each option will continue the same vesting schedule following the Merger, with the optionee receiving credit for continuous service with the Company prior to the Merger. The Company's Employee Stock Purchase Plan will terminate when the Merger occurs (unless terminated before then in accordance with its terms). If terminated upon the Merger, the Company will cause a final purchase of Shares to be made under the plan on the last trading day before the Merger.

     SHAREHOLDER APPROVAL. Under California law, if Purchaser acquires at least 90% of the Company's then outstanding Shares of Common Stock, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. Thus, if the condition of this Offer is met that at least 91% of the outstanding Shares are tendered (as of the close of business on the last business day before the Offer expires), it is expected that Purchaser will cause the Merger to occur without a shareholder vote (assuming the other conditions for the Merger have been met). In the Merger Agreement, the Company has granted to Purchaser an option to purchase such number of Shares as is necessary, following consummation of this Offer in which Purchaser purchases at least 91% of all the then outstanding Shares, in order for Purchaser to own 90% of the outstanding Shares immediately prior to the Merger so that the Merger may be effected without shareholder approval. The exercise price of the option is $1.00 (or, if greater, the minimum consideration required by law). The effect of the option would be to allow Purchaser to maintain its 90% ownership from the date this Offer is consummated to the date of the Merger, despite any issuances of Shares that might occur in the interim as a result of stock option exercises. The Company has agreed not to issue Shares during this period, subject to certain exceptions, without Compuware's consent.

     Currently, neither Purchaser nor Compuware anticipate that Purchaser will purchase any Shares if at least 91% of the outstanding Shares are not tendered. If following the expiration of this Offer Purchaser does not own at least 90% of the Company's outstanding shares of Common Stock, then shareholder approval of the Merger would be required. The Merger Agreement provides that if, due to a failure of certain conditions described in Section 14 below, the Offer is not commenced or is not consummated, then, subject to the terms and conditions of the Merger Agreement, the Company, Purchaser and Compuware will take the actions provided for in the Merger Agreement in order to obtain the required approval of the Company's shareholders for the Merger and to consummate the Merger as promptly as practicable. The Company has agreed that, in the event shareholder approval is required, then, as soon as practicable following the expiration of this Offer, if the Offer is commenced, and whether or not Purchaser purchases any Shares pursuant to this Offer, the Company will call a meeting of its shareholders for the purpose of obtaining shareholder approval of the Merger, the Merger Agreement and any other actions contemplated by the Merger Agreement which require the approval of the Company's shareholders.

     Purchaser has entered into a Shareholder Tender and Voting Agreement with all officers and directors of the Company and a greater than 5% shareholder of the Company. These shareholders own, in the aggregate, approximately 3,889,083 Shares, constituting approximately 26% of all Shares outstanding on June 21, 1999. Under the agreement, each such shareholder agreed (i) to tender pursuant to this Offer all Shares currently owned or later acquired by the shareholder and not to withdraw such tender (subject to applicable law) unless and until the Merger Agreement is terminated in accordance with its terms, (ii) if this Offer is not consummated and if approval by the Company's shareholders of the Merger is sought, then, until termination of the Merger Agreement, to vote such Shares in favor of the Merger and against any competing proposal, merger, consolidation, sale of assets, reorganization or recapitalization, or any liquidation or winding up of the Company, (iii) not to sell, transfer, encumber, pledge, dispose of or grant an option with respect to such Shares until the earlier of termination of the Merger Agreement or the record date for the meeting at which shareholders of the Company are asked to vote on the Merger (other than pursuant to this Offer or with certain other exceptions) and (iv) from the consummation of this Offer to the closing of the Merger, not to exercise stock options for Shares or other rights to acquire capital stock of the Company. The foregoing summary is qualified in its entirety by reference to the Shareholder Tender and Voting Agreement which is an exhibit to Compuware's
Schedule 14D-1 filed with the Securities and Exchange Commission in connection with this Offer.

     The Merger Agreement provides that the Company will, if necessary, as soon as practicable following expiration of this Offer, file with the Securities and Exchange Commission under the Exchange Act, a proxy statement and related proxy materials (the "PROXY STATEMENT") with respect to the Company's shareholders meeting and will use its best efforts to respond to any comments of the Commission and to cause the Proxy Statement to be mailed to shareholders of the Company as promptly as practicable after responding to all such comments to the satisfaction of the staff of the Commission. The Company has agreed, (i) to recommend to the Company's shareholders, through the Company's Board of Directors, that the shareholders approve the Merger, the Merger Agreement and any related actions requiring shareholder approval, (ii) to include such recommendation in the Proxy Statement and (iii) that neither the Company's Board of Directors nor any committee of the board will withdraw or change (or propose or resolve to withdraw or change) in a manner adverse to Compuware, such recommendation. Notwithstanding the foregoing, the Company's Board of Directors may withdraw or modify its recommendation in favor of the Merger if all of the following occur:

     - a superior proposal (as defined below) is made to the Company and not withdrawn;

     - the Company shall have notified Compuware in writing of the superior proposal, specifying all the material terms and conditions and identifying the person making the proposal;

     - Compuware shall not have, within three business days after receipt of the above notice, made an offer that the Company's Board of Directors by majority vote determines in its good faith judgment, after consultation with its financial advisor, to be at least as favorable to the Company's shareholders as the superior proposal;

     - the Company's Board of Directors concludes that the withdrawal or modification of such recommendation is required for the board to comply with its fiduciary duties to the Company's shareholders; and

     - the Company shall not have violated the no-solicitation provisions of the Merger Agreement (described below in this Section under the heading "No Solicitation") or the provisions referred to herein with respect to shareholder approval.

The Company is required to give Compuware at least three business days' prior notice (or such lesser notice as the Company provides to the members of its Board of Directors but in no event less than 24 hours notice) of any meetings of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to determine whether any takeover proposal constitutes a "superior proposal." For the purposes of the Merger Agreement a "SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions on terms that the Company's Board of Directors determines, in its reasonable judgment (based on the written advice of its financial advisor) to be more favorable to the Company's shareholders than the terms of the Merger: (i) a merger or consolidation involving the Company pursuant to which the Shares outstanding immediately before the transaction will represent less than 50% of the equity interests of the surviving or resulting entity or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger), directly or indirectly, of ownership of 100% of the outstanding shares of the Company's capital stock; however, an offer will not be considered a "superior proposal" if any financing required to consummate the proposed transaction is not committed and is not likely, in the reasonable judgment of the Company's Board of Directors (after consultation with its financial advisor) to be obtained on a timely basis. Nothing in the Merger Agreement prohibits the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act.

     The Company's obligations to call and hold a shareholders meeting for the purpose of obtaining the requisite shareholder approval of the Merger will not be affected by the commencement of any competing takeover proposal (whether or not it is a superior proposal) or by the withdrawal or change of the Company's Board of Director's recommendation in favor of the Merger.

     Compuware has agreed to cause all Shares purchased pursuant to this Offer and all other Shares owned by Purchaser or any other Compuware subsidiary to be voted in favor of the Merger.

     CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed to carry on the business of the Company and its subsidiaries in the ordinary course and to use its reasonable efforts to preserve intact their current business organization, to keep available the services of their current officers and employees and to preserve relations with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. The Merger Agreement provides that, except as permitted by the terms of the Merger Agreement (or as set forth in a disclosure letter provided in connection with the Merger Agreement), neither the Company nor any subsidiary will do any of the following, without the prior written consent of Compuware:

          (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock (other than by any wholly owned subsidiary of the Company to its parent or, in the case of less than wholly owned subsidiaries as required by agreements existing as of the Merger Agreement) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Shares, pursuant to the exercise of stock options outstanding under the Company's Stock Option Plan as of the date of the Merger Agreement and in accordance with their present terms, upon conversion of the Company's Notes and pursuant to the Company's employee stock purchase plan;

          (iii) amend its articles of incorporation, by-laws or other charter documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its subsidiaries as a whole except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any pledge, claim, charge, encumbrance, security interest or lien or otherwise dispose of any of its properties or assets (including intellectual property) except in the ordinary course of business consistent with past practice;

          (vi) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement (except in the ordinary course of business under arrangements in effect on the date hereof, provided that such arrangements will not exceed $1,000,000 in aggregate amount without the prior written consent of Compuware, which consent will not be unreasonably withheld) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (vii) make or agree to make any new capital expenditure(s) which individually is in excess of $100,000 or which in the aggregate are in excess of $500,000;

          (viii) make any material tax election or settle or compromise any income or franchise tax liability;

          (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or notes thereto) of the Company included in documents filed with the Securities and Exchange Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice in accordance with the terms of the Merger Agreement;

          (x) except as expressly contemplated by the Merger Agreement, waive, release or assign any rights or claims under any contract or agreement binding on the Company or any subsidiary, or, except as expressly contemplated by the Merger Agreement or in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any contract or agreement binding on the Company or any subsidiary, or, in any event, enter into any contract or agreement binding on the Company or any subsidiary which would be in conflict with the Merger Agreement or the transactions contemplated therein, with certain exceptions;

          (xi) terminate or lay off more than ten employees, other than for cause consistent with past practice and Company policy, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any stock options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of the Company or enter into any related or interested party transaction;

          (xii) adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (xiii) grant or provide any severance or termination pay as to any officer or employee (except payments pursuant to written plans or arrangements outstanding of the date of the Merger Agreement and disclosed in connection therewith);

          (xiv) take any actions (including seeking any corporate approvals) directed toward seeking to liquidate or dissolve the Company or to take advantage of bankruptcy or any other creditor protection laws or that would or are reasonably likely to render the Company insolvent or to cause it to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria;

          (xv) except as disclosed in connection with the Merger Agreement, institute any litigation or other proceeding;

          (xvi) take any action that might cause or constitute a breach of any representation or warranty made by the Company in the Merger Agreement;

          (xvii) enter into any "rights agreement," "poison pill" or similar plan, agreement or any arrangement or take or permit any other action that could affect the capitalization of the Company or the issuance of capital stock by the Company which would be triggered by the Offer, the Merger, the Merger Agreement or any transaction contemplated thereby; or

          (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

     Further, the Company and Compuware have agreed not to, and not to permit any of their respective subsidiaries to, knowingly and willfully, take deliberate action (i) that would cause any of their representations and warranties set forth in the Merger Agreement to become untrue in such a manner, with respect to the Company, as would have a Material Adverse Effect or to become untrue, with respect to Compuware, in any material respect as of the date when made, or (ii) that would cause any of the conditions to the Offer or to the Merger not being satisfied (subject to the Company's right to take action consistent with the provisions described below in "No Solicitation"). "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" with respect to the Company means any change or effect that is materially adverse to the Company and its subsidiaries, taken as a whole, taking into account the business, properties, assets, employees, financial condition or results of operations of the Company and its subsidiaries, excluding those changes, effects and developments that directly result from the announcement of this Offer or the Merger, general economic conditions or conditions generally affecting the industry in which the Company competes (provided that such conditions do not adversely affect the Company disproportionately). In any litigation regarding this definition where the principal change or effect at issue involves the termination for any reason of the employees of the Company or any of its subsidiaries, the Company will have the burden of proving by clear and convincing evidence that the adverse effect in question directly resulted from announcement of this Offer or the Merger.

     NO SOLICITATION. The Company has agreed that, until the earlier of the closing of the Merger or termination of the Merger Agreement in accordance with its terms, the Company will not itself, nor permit any of its subsidiaries to, and will not authorize or permit any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other adviser or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage submission of any "takeover proposals" (as defined below), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public Company information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Under the Merger Agreement, a "TAKEOVER PROPOSAL" means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving (i) any acquisition from the Company by any person or group of more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that would result in any person or group owning more than such 10% interest in any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately before the transactions hold less than 90% of the equity interest of the surviving or resulting entity; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the Company's assets; or (iii) any liquidation or dissolution of the Company.

     The Company has also agreed that the Company, its subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal.

     Notwithstanding the foregoing, the Merger Agreement provides that the Company is not prohibited from furnishing non-public information regarding the Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide takeover proposal that the Company's Board of Directors reasonably concludes (after consultation with its financial advisor) may constitute a superior proposal (as defined above) provided that (i) neither the Company, its subsidiaries nor any representatives of the Company have violated the non solicitation provisions of the Merger Agreement, (ii) the Company's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's shareholders under applicable law, (iii) the Company gives Compuware prior written notice of the identity of the person or group in question, of all of the material terms and conditions of the takeover proposal and of the Company's intentions to furnish information to or enter into discussions with that person or group, (iv) the Company has obtained a signed confidentiality agreement from the person or group containing terms at least as restrictive as the Company's confidentiality agreement with Compuware and (v) contemporaneously with furnishing any information to the person or group, the Company furnishes the same information to Compuware (unless it has previously done so).

     ACCESS. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger is consummated, the Company will, and will cause its subsidiaries to, afford Compuware with reasonable access during normal business hours to their properties, books, contracts, commitments, personnel and records and shall furnish or promptly make available to Compuware a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and all other information concerning its business, properties and personnel as Compuware may reasonably request.

     INDEMNIFICATION; SHAREHOLDER LITIGATION. Compuware has agreed to fulfill and honor, and cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of its subsidiaries and their respective directors and officers existing prior to the Merger Agreement. From and after the Merger, such obligations will be the joint and several obligations of Compuware and the Surviving Corporation, and Compuware will assume such obligations. Notwithstanding the foregoing, Compuware and Purchaser will have no obligation to indemnify the Company, any subsidiary or any of their respective directors and officers in respect of claims, liabilities or damages arising out of knowing and willful breach caused by the indemnified party of a representation or covenant made by the Company in the Merger Agreement. The articles of incorporation and bylaws of the Surviving Corporation will contain the same provisions with respect to indemnification and elimination of liability for monetary damages as are set forth in the articles of incorporation and bylaws of the Company, which provisions will not be amended, repealed or otherwise modified after the Merger in any manner that would adversely affect the rights of the individuals who, on the date of the Merger Agreement or at any time from that date to the date of the Merger, were directors, officers, employees or agents of the Company or its subsidiaries, unless required by law.

     The indemnification and exculpation obligations described above will survive the termination of this Agreement and the consummation of the Merger and will be binding on all successors and assigns of Compuware or the Surviving Corporation. If Compuware, the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and is not the surviving corporation, then proper provision must be made so that the successors or assigns assume the obligations described above.

     If any shareholder litigation is brought against the Company and its directors relating to any of the transactions contemplated by the Merger Agreement, then (i) until the purchase of Shares pursuant to this Offer is consummated, the Company will give Compuware the opportunity to participate in the defense or settlement of the litigation and (ii) thereafter, the Company will give Compuware the opportunity to direct the defense of the litigation (in which case, Compuware will give the Company and its directors the opportunity to participate in the litigation). No settlement of such litigation may be made without Compuware's consent, which will not be unreasonably withheld. No settlement of such litigation requiring payment by a director will be agreed upon without the director's consent.

     REASONABLE EFFORTS, NOTIFICATION. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, this Offer, the Merger and the other transactions contemplated by the Merger Agreement. Among other things, the Merger Agreement specifies the following actions: (i) obtaining all necessary waivers, consents and approvals from third parties, (ii) obtaining all necessary consents, approvals, waivers, actions and nonactions from any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. In particular, the Company has agreed that the Company and its Board of Directors will to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement. Further, the Company has agreed that if any state takeover statute or similar statute or regulation becomes applicable to such transactions, it and its Board of Directors will take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on such transactions.

     Each of the Company and Compuware is obligated to give prompt notice to the other of any material representation or warranty made by it in the Merger Agreement or the failure to comply with or satisfy in any material respect any covenant, condition or agreement under the Merger Agreement.

     CONVERTIBLE NOTES. The Company has informed Compuware that it has outstanding $115 million of its Notes. The Notes are convertible at any time at the option of the holders into Shares at a conversion price of $35.50 per Share. Under the indenture governing the Notes, within 25 business days after the earlier of the consummation of this Offer or the Merger, the Company must offer to purchase all or any part of the Notes at a price in cash equal to the outstanding principal amount plus accrued interest plus any damages to which the holders may be entitled for any breach by the Company of its obligations under a registration rights agreement with such holders. The Company has informed Compuware that, to its knowledge, there has been no such breach. The Company is required to continue the repurchase offer for 20 business days and to close the repurchase within 45 business days after the earlier of the consummation of this Offer or the Merger. Under the Merger Agreement and the indenture, after the Merger, the Company is required to take action to cause the Notes to be convertible into cash, instead of Shares, in an amount equal to the Offer Price per Share.

     RIGHTS TO RECEIVE SHARES. The Merger Agreement provides that each right to receive Shares is automatically converted, upon the Merger, into the right to receive from the Company a cash payment equal to the Offer Price per Share, without interest. Pursuant to the agreement under which the Company acquired one of its subsidiaries, the Company is obligated to make an earnout payment, a portion of which is to be paid in Shares. This right to receive Shares will, pursuant to the Merger Agreement, be converted upon the Merger into the right to receive the Offer Price per Share. The Company has informed Compuware that the Company is currently negotiating with the seller of such subsidiary to determine the final amount of this earnout payment.

     DIRECTORS. Upon consummation of this Offer, provided that Purchaser has purchased at least 91% of the then outstanding Shares, Purchaser may designate a number of persons to be elected or appointed to the Company's Board of Directors so that the percentage of board members designated by Purchaser (rounded up to the next whole number) is equal to the percentage of Shares purchased by Purchaser in connection with the Offer. Thereafter (until the Merger is consummated), the Company may not amend or terminate the Merger Agreement, extend or waive Purchaser's or Compuware's performance or obligations under the Merger Agreement or waive the Company's rights under the Merger Agreement without a concurrence of a majority of the directors then in office who are currently members of the Company's Board of Directors or who subsequently become members but are not designated by Purchaser.

     EXPENSES. Each party to the Merger Agreement will bear its own expenses in connection with this Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not this Offer is consummated except that (i) if the Merger Agreement is terminated by Parent in certain circumstances, the Company will pay all reasonable legal, accounting and investment banking fees and expenses incurred by Compuware up to $1,000,000 and
(ii) if the agreement is terminated by the Company in certain circumstances, Compuware will pay all reasonable legal, accounting and investment banking fees and expenses incurred by the Company up to $1,000,000. See "Termination" below in this Section 10.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, taxes, litigation, employee benefit plans, real property and leases, intellectual property, environmental matters and material contracts.

     CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the closing of the Merger of the following conditions:

          (i) if required by applicable law, the Merger shall have been approved by the requisite vote of the shareholders of the Company;

          (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (iii) no temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or executive order shall be in effect which would (a) make the acquisition or holding by Compuware or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (b) prohibit Compuware's or Purchaser's ownership or operation of, or compel Compuware or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary thereof, (c) compel Compuware, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Compuware or any of its subsidiaries or the Company or any of its subsidiaries, (d) impose material limitations on the ability of Compuware or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (e) impose any material condition to the Merger Agreement or the Merger, which would be adverse to Compuware.

     In addition, the obligations of Compuware and Purchaser to effect the Merger are further subject to:

          (i) the accuracy of the Company's representations and warranties in the Merger Agreement in all material respects as of the closing date of the Merger;

          (ii) the performance in all material respects by the Company of each of its covenants and obligations under the Merger Agreement;

          (iii) the absence of a Material Adverse Change in the Company that has a Material Adverse Effect or an event that is reasonably likely to result in a Material Adverse Effect to the Company and its subsidiaries taken as a whole;

          (iv) the absence of any pending or overtly threatened suit, action or proceeding brought by any Governmental Entity (or recommended by the staff of the FTC or the Antitrust Division) by any shareholder (but only if Compuware deems such shareholder suit, action or proceeding to have a reasonable likelihood of success) or by any other person, directly or indirectly, (a) challenging Compuware's or Purchaser's acquisition of Shares, seeking to restrain or prohibit consummation of this Offer, the Merger or any other transaction contemplated by the Merger Agreement or alleging that such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the

     Company's directors or a breach of the securities laws or corporate law,
     (b) seeking to prohibit or limit the Company's, Compuware's or Purchaser's ownership of a material portion of the business or assets of the Company and its subsidiaries or of Compuware and its subsidiaries or to compel the Company or Compuware to dispose of a hold separate any sub material portion, (c) seeking to impose material limitations on the ability of Purchaser or Compuware to acquire, hold or exercise full ownership rights of all the Shares purchased in this Offer, (d) seeking to prohibit Compuware or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries or (e) seeking to impose a material condition on this Offer, the Merger or the Merger Agreement which would be adverse to Compuware; and

          (v) all third party consents needed to avoid causing a Material Adverse Effect on the Company having been obtained.

Notwithstanding the foregoing, the only conditions to Compuware's and Purchaser's obligation to effect the Merger by means of a short-form merger (which can be effected only if Purchaser owns at least 90% of the Company's then outstanding Shares and no approval is required of the Company's shareholders) would be the expiration or termination of any applicable waiting period under the HSR Act, and that no order or injunction making the Merger illegal or materially impairing the benefits of the Merger to Compuware shall be in effect.

     In addition to the conditions to each party's obligation described above, the obligation of the Company to effect the Merger is further subject to:

          (i) the accuracy of Compuware's and Purchaser's representations and warranties in the Merger Agreement in all material respects as of the closing date of the Merger; and

          (ii) the performance in all material respects by Compuware and Purchaser of each of their respective covenants and obligations under the Merger Agreement.

     TERMINATION. The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the closing of the Merger:

          (i) by mutual written consent of Compuware and the Company (duly authorized by their respective Boards of Directors);

          (ii) by Compuware or the Company (a) if the Merger is not consummated on or before January 31, 2000 (except that a party may not terminate the Merger Agreement on this basis if that party's action or failure to act is a principal cause of, or resulting in the failure of, the Merger to occur on or before January 31, 2000 and such action or failure to act constitutes a breach of the Merger Agreement, (b) if any Governmental Entity shall have taken any action permanently enjoining, restraining or otherwise prohibiting the Merger and such action shall have become final and nonappealable or (c) if any required approval of the Company's shareholders is not obtained due to the failure to obtain the required vote at a duly convened shareholders meeting (except that a party may not terminate the Merger Agreement on this basis if the failure to obtain such shareholder approval is caused by that party's action or failure to act in breach of the Merger Agreement or by a breach of the Shareholder Tender and Voting Agreement by any party thereto other than Compuware,

          (iii) by Compuware if (a) the Company's Board of Directors or any committee thereof shall have failed to recommend either this Offer or the approval by the Company's shareholders of the Merger or the Merger Agreement or shall have failed to reaffirm such recommendation within two business days after being requested to do so or shall have withdrawn or modified such recommendation (or resolved to do so) in a manner adverse to Compuware or Parent, (b) the Company's Board of Directors or a committee thereof shall have recommended another takeover proposal (or resolved to do so), (c) the Company shall have entered into a letter of intent, agreement or commitment with respect to a takeover proposal (or the Company's Board of Directors or a committee thereof shall have resolved to do so) or (d) a tender offer or exchange offer for securities of the Company shall have been commenced (by a person unaffiliated with Compuware) and the Company shall not have sent a statement to its shareholders (pursuant to Rule 14e-2 under the Exchange Act) within ten business days disclosing that the Company recommends rejection of that offer;

          (iv) by Compuware, if any of the Company's representations and warranties in the Merger Agreement are not true in any material respect as of the date of the Merger Agreement or thereafter or if the Company shall have breached or failed to perform in any material respect any obligation, agreement or covenant, except that if any such breach or failure (other than a breach of the non solicitation provisions of the Merger Agreement, the provisions regarding obtaining shareholder approval, or any other breach that has caused irreparable harm, which may not be cured) is curable by the Company through reasonable efforts, then Compuware may not terminate the Merger Agreement under this subparagraph unless the matter has not been cured within ten business days after Compuware has given written notice of the breach or failure to the Company;

          (v) by the Company, if any of Compuware's representations and warranties in the Merger Agreement are not true in any material respect as of the date of the Merger Agreement or thereafter or if Purchaser or Compuware shall have breached or failed to perform in any material respect any obligation, agreement or covenant, except that if any such breach or failure (other than a breach that caused irreparable harm, which may not be cured) is curable by Purchaser or Compuware through reasonable efforts, then the Company may not terminate the Merger Agreement under this subparagraph unless the matter has not been cured within ten business days after the Company has given written notice of the breach or failure to Purchaser and Compuware.

     If the Merger Agreement is terminated in accordance with the above provisions, then no party will have any liability to the others under the agreement except as indicated below.

     - If termination results from a party's willful and material breach of its representations, warranties, covenants or agreements in the Merger Agreement, the party may be liable for damages for such breach;

     - If Compuware terminates the Merger Agreement as a result of any events described in (iii) above (regarding certain action or inaction by the Company's Board of Directors or a committee thereof), the Company must pay Compuware within two business days after such termination a $15,000,000 fee and the Company must pay promptly all Compuware's reasonable legal, accounting and investment banking fees up to $1,000,000;

     - (a) If the Merger Agreement is terminated by Compuware because (w) the January 31, 2000 deadline referred to in (ii)(a) above is not met, (x) the required shareholder approval is not obtained as provided in (ii)(c) above, (y) any of the Company's representations and warranties are untrue, or because of a breach or failure of the Company to perform, as described in (iv) above, or (z) if the Company terminates the agreement because the required shareholder approval is not obtained as provided in
       (ii)(c) above, and (b) if before the termination a third party has publicly announced a takeover proposal which, if consummated, would constitute an Acquisition Event (as defined below), and (c) if within 12 months after the termination, an Acquisition Event is consummated or the Company enters into an agreement for an Acquisition Event, then the Company will be required to pay Compuware a $15,000,000 fee; provided, however, that the fee would be reduced to $10,000,000 if the Acquisition Event provides for consideration per Share less than Compuware's Offer Price but more than $12.25 (the closing price per Share on the last trading day before the public announcement of the signing of the Merger Agreement); and, provided, further, that if the Acquisition Event provides for consideration per Share equal to or less than $12.25, no fee will be payable. For the purposes of the Merger Agreement, an "ACQUISITION EVENT" means (1) a merger or other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the Company's shareholders immediately before the transaction hold less than 50% of the aggregate equity interest of the surviving corporation, (2) a sale of assets representing more than 50% of fair market value of the Company's business or (3) the acquisition by any person or group, directly or indirectly, of beneficial ownership or a right to acquire such ownership of shares representing more than 50% of the voting power of the Company's outstanding capital stock.

     - If the Merger Agreement is terminated by Compuware because any of the Company's representations and warranties are untrue, or because of a breach or failure of the Company to perform its agreements therein, as described in (iv) above, then the Company must pay promptly Compuware's reasonable legal, accounting and investment banking fees up to $1,000,000.

     - If the Merger Agreement is terminated by the Company because any of Compuware's representations or warranties are untrue, or because of a breach or failure of Purchaser or Compuware to perform its agreements therein, as described in (v) above, then Compuware must pay promptly the Company's reasonable legal, accounting and investment banking fees up to $1,000,000.

     Termination of the Merger Agreement will not affect the parties' respective obligations under a confidentiality agreement with respect to certain information provided in connection with the matters referred to herein.

     AMENDMENT AND WAIVER. The Merger Agreement may be amended at any time without the approval of the Company's shareholders, unless such approval is required by law. The Merger Agreement may be amended only by a written instrument signed by each of the parties.

     Before the Merger, the parties may extend the time for the performance of any party's obligations under the Merger Agreement, may waive any inaccuracies in the representations or warranties in the Merger Agreement or in any document delivered in connection with that agreement and, subject to any shareholder approval required by law, may waive compliance with any covenant or condition in that agreement. Any such extension or waiver by a party must be set forth in a written instrument signed by that party.

     POST MERGER EMPLOYMENT BENEFITS. Employees of the Company who after the Merger remain employees of the Company or become employed by Compuware or any other controlled subsidiary will become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated Compuware employees and will receive credit for all service with the Company for the purposes of any "employee benefit plan" (as defined in Section 3(3) of ERISA). The Company may, if requested to do so by Compuware, terminate its employee plans immediately prior to the Merger. Compuware will evaluate the equity incentive compensation of Company employees who remain employees of the Company or become employees of Compuware or any of its other subsidiaries after the Merger. Compuware may grant equity incentive compensation to those employees, but there can be no assurance it will do so. Compuware has committed in the Merger Agreement to make all commercially reasonable efforts to induce each manager of the Company and the employees and consultants of the Company and its subsidiaries generally to continue to remain employees of the Company following the Merger.

     See Section 17 below for information concerning employment agreements and noncompetition agreements with certain Company employees that will become effective in connection with the Merger, as well as additional information concerning the Company employees.

     11. PURPOSE OF THIS OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; APPRAISAL RIGHTS.

     PURPOSE OF THIS OFFER. The purpose of this Offer and the Merger is for Compuware to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Compuware to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Compuware. This Offer is being made pursuant to the Merger Agreement.

     Compuware is a provider of software products and information technology professional services to increase the productivity of the information technology departments of its target market, the 20,000 largest enterprises worldwide. The Company is a leading provider of technology professional services. Compuware believes the acquisition of the Company will permit Compuware to enlarge significantly its presence in the professional services market in the southeastern, southwestern and western United States.

     PLANS FOR THE COMPANY. As soon as practicable and legally permissible following the Merger, Compuware will begin integrating the Company's professional staff and in-house operations with those of Compuware. The integration process will include coordinating the combined company's management, accounting, human resources and other systems in order to realize expeditiously and efficiently the anticipated synergies of the Merger. As discussed in Section 13 below, following consummation of the Merger, Compuware intends to cause the delisting of the Shares by the Nasdaq National Market and the termination of registration of the Shares pursuant to Rule 12g-4 under the Exchange Act.

     Except as indicated in this Offer to Purchase, Compuware does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, a sale or transfer of a material amount of assets of the Company or its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or (except as indicated in Section 10 above) business, or the composition of the Board of Directors or the Company's management.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with this Offer. However, if the Merger is consummated, shareholders of the Company immediately before the Merger will have certain rights under California law to exercise appraisal rights to receive payment in cash for their shares other than pursuant to the terms of the Merger. These appraisal rights may be exercised only with respect to Shares (i) which are outstanding immediately before the Merger, if the Merger takes place without a shareholder vote, or that are voted against the Merger if a shareholder vote is sought and obtained, (ii) if the Shares are listed in the Nasdaq National Market immediately before the Merger, then the Shares for which appraisal rights apply must have a restriction on transfer imposed by the Company or by a law or regulation, unless demands for payment under California's appraisal statutes are made with respect to 5% or more of the Shares, and (iii) which the shareholder submits for endorsement and demands that Compuware purchase at fair market value, in accordance with California law regarding appraisal rights. The exercise of appraisal rights in accordance with the statutory procedures could lead to a judicial determination of the fair value of the Shares, as of June 23, 1999 (the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed action), required to be paid in cash to the dissenting holders for their Shares. In addition, such dissenting shareholders may under certain circumstances be entitled to receive payment of interest at the legal rate from the date of the holders' exercise of their appraisal rights on the amount of the court's judgment.

     12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Merger, without the prior written consent of Compuware, declare or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

     13. EFFECT OF THIS OFFER ON THE MARKET FOR THE SHARES, NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to this Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to this Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market, which require, among other things, that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 shareholders or 300 shareholders holding round lots. If these standards are not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there are not at least two market makers for the Shares, the National Association of Securities Dealers rules provide that the securities would no longer be "authorized" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following this Offer, the Shares will no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

     Compuware intends to cause the delisting of the Shares by the Nasdaq National Market and the termination of registration of this Shares pursuant to Rule 12g-4 under the Exchange Act following consummation of the Merger.

     14. CERTAIN CONDITIONS OF THIS OFFER. The Merger Agreement provides that, notwithstanding any other provision of this Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend this Offer (subject to certain limitations), Purchaser will not be required to accept for payment, purchase or pay for (subject to the rules of the Securities and Exchange Commission, including Rule 14e-1(c) under the Exchange Act, which applies to Purchaser's obligation to pay for or return tendered Shares) any Shares tendered pursuant to this Offer unless at least 91% of the Shares outstanding at the close of business on the business day immediately preceding the day on which this Offer expires or terminates have been validly tendered and not withdrawn or if any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to this Offer shall not have expired or been terminated.

     In addition, notwithstanding any other provision of this Offer or the Merger Agreement, Purchaser will not be required to accept for payment (subject to the Securities and Exchange Commission's rules) and pay for any Shares not theretofore accepted for payment and paid for, and may terminate or amend this Offer, or if, upon the scheduled expiration date of this Offer (as extended, if applicable), and before acceptance of the Shares for payment or payment therefor, any of the following conditions exists and is continuing:

          (i) there shall be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the FTC or the Antitrust Division shall have recommended the commencement of such), any shareholder of the Company or any other person or party (but only if such shareholder suit, action or proceeding is deemed by Compuware to have a reasonable likelihood of success), directly or indirectly, (a) challenging the acquisition by Compuware or Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of this Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or alleging that any such acquisition or other transaction relates to, involves or constitutes a breach of fiduciary duty by the Company's directors or a violation of federal securities law or applicable corporate law, (b) seeking to prohibit or limit the ownership or operation by the Company, Compuware or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Compuware and its subsidiaries, taken as a whole, or to compel the Company or Compuware to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Compuware and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (c) seeking to impose material limitations on the ability of Compuware or Purchaser to acquire or hold, or to exercise full rights of ownership of, any of the Shares accepted for payment pursuant to this Offer, (including without limitation the right to vote any such Shares on all matters properly presented to the shareholders of the Company), (d) seeking to prohibit Compuware or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole or (e) seeking to impose a material condition to this Offer, the Merger Agreement or the Merger which would be materially adverse to Compuware;

          (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to this Offer or the Merger, or any other action shall be taken by any Governmental Entity or court (other than the applicable HSR waiting period referred to above) that is reasonably likely to result in any of the consequences referred to in (a) through (e) of paragraph (i) above; or

          (iii) there shall have occurred any change in the Company and its subsidiaries taken as a whole that came within the definition of a Material Adverse Effect with respect to the Company (as that term is defined in Section 10 above) or any event that is reasonably likely to result in such a change;

          (iv) (a) the Company's Board of Directors or any committee of the Board shall have failed to recommend either this Offer or the approval by the Company's shareholders of the Merger or the Merger Agreement or shall have failed to reaffirm such recommendation within two business days after being requested to do so or shall have withdrawn or modified such recommendation (or resolved to do so) in a manner adverse to Compuware or Purchaser, (b) the Company's Board of Directors or a committee of the Board shall have recommended another takeover proposal (or resolved to do so),
     (c) the Company shall have entered into a letter of intent, agreement or commitment with respect to a takeover proposal (or the Company's Board of Directors or a committee of the Board of Directors shall have resolved to do so) or (d) a tender offer or exchange offer or securities of the Company shall have been commended (by a person unaffiliated with Compuware) and the Company shall not have sent a statement to its securityholders (pursuant to Rule 14e-2 under the Exchange Act) within ten business days disclosing that the Company recommends rejection of that offer;

          (v) any representation or warranty of the Company in the Merger Agreement shall have failed to be true and correct, in any material respect, as of the date of the Merger Agreement or shall have ceased to be true and correct in any material respect at any time thereafter; or

          (vi) the Company shall have breached, or failed to perform, in any material respect, any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it, except that, if any such breach or failure (other than a breach of the non-solicitation provisions or the provisions for obtaining shareholder approval referred to in Section 10 or any other breach that has caused irreparable harm, which may not be cured) is curable by the Company through the exercise of reasonable efforts, then Compuware may not terminate this Offer until ten business days after Compuware or Purchaser has given written notice thereof to the Company and unless at such time the matter has not been cured;

          (vii) the Merger Agreement shall have been terminated in accordance with its terms;

          (viii) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market,
     (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of this Offer, (d) any limitation or proposed limitation (whether or not mandatory) by any U.S. governmental authority or agency, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (e) in the case of any of the situations described in clauses (a) through (d) inclusive existing at the date of commencement of this Offer, a material escalation or worsening thereof;

          (ix) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act), other than Purchaser, any of its affiliates or any group of which any of them is a member, (a) shall have acquired beneficial ownership of more than 10% of the outstanding Shares (unless Purchaser acquires at least 91% of the Shares outstanding at the expiration or termination of this Offer, as provided above); (b) shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (c) shall have otherwise announced a tender offer with respect to Shares of Company Common Stock (unless Purchaser acquires at least 91% of the Shares outstanding at the expiration or termination of this Offer, as provided above);

          (x) any bankruptcy proceedings shall have been instituted with respect to the Company and not dismissed;

          (xi) any third party consents which if not obtained would have a Material Adverse Effect on the Company shall not have been obtained;

which, with respect to each condition listed in (i) through (xi) above, in the sole judgment of Purchaser or Compuware, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Compuware or any of its subsidiaries which constitutes a breach of the Merger Agreement), such condition makes it inadvisable to proceed with acceptance of the tendered Shares for payment or payment therefor.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Compuware, Purchaser and their affiliates and may be asserted by Compuware or Purchaser regardless of the circumstances giving rise to such condition (other than any action or inaction by Compuware or any of its subsidiaries which constitutes a breach of the Merger Agreement) and may be waived by Compuware or Purchaser in whole or in part at any time and from time to time in the sole discretion of Compuware or Purchaser. The failure by Compuware or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver of any such rights with respect to other facts and circumstances; and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Based upon publicly available information with respect to the Company, upon certain information furnished by the Company to Compuware and upon discussions of representatives of Compuware with representatives of the Company during Compuware's investigation of the Company (see Section 10 above), neither Purchaser nor Compuware is aware of any governmental permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to this Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to this Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to this Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions referred to in Section 14 above shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Compuware or that certain parts of the businesses of the Company, Purchaser or Compuware might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval were not obtained or such other action were not taken. As indicated in Section 14 above, Purchaser's obligation under this Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

     STATE TAKEOVER LAWS. The Company is incorporated under the law of the State of California. In general, Section 1203 of the California Corporations Code provides that, if a tender offer or written proposal for approval of a merger is made to some or all of a corporation's shareholders by an "interested party," then (i) an affirmative opinion (by a person unaffiliated with the offeror who, for compensation, engages in the business of advising others as to the value of properties, businesses or securities) as to the fairness of the consideration to the shareholders of that corporation shall be delivered to the corporation's shareholders and (ii) if a later tender offer or written reorganization proposal that would require a vote of shareholders is made to the corporation or its shareholders by any other person at least ten days before the date for acceptance of the tendered shares or the vote or notice of shareholder approval with respect to the "interested party's" proposal, then the shareholders are required to be given certain information about the later, competing proposal and the reasonable opportunity to withdraw their vote, consent or proxy or their tendered shares. For the purposes of Section 1203, an "interested party" means, among other things, a person who is a party to the transaction and (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal or (b) is a corporation in which an officer or director of the subject corporation holds a material financial interest (a mere common directorship does not constitute a "material financial interest" for these purposes). Compuware and Purchaser believe that Section 1203 does not apply to this Offer and will not apply to the Merger as currently contemplated.

     Pursuant to Section 1101 of the California Corporations Code, Compuware and Purchaser cannot accomplish the Merger if Purchaser or Compuware owns prior to the Merger, directly or indirectly, more than 50% of the voting power of the Company, unless Purchaser owns 90% or more of the outstanding Shares immediately before the Merger or unless all the Company's shareholders consent. Accordingly, if as a result of this Offer or otherwise Purchaser acquires more than 50% but less than 90% of the Shares, Purchaser anticipates that, in order to accomplish the Merger, it will have to dispose of a sufficient number of shares to fall below the 50% threshold and the approval of the Merger by shareholders holding at least a majority of the Shares must be obtained.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to this Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to this Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to this Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to this Offer, or be delayed in continuing or consummating this Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14 above.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to this Offer is subject to such requirements. See Section 2 above.

     Pursuant to the HSR Act, Compuware intends to file a Pre-merger Notification and Report Form in connection with the purchase of Shares pursuant to this Offer with the Antitrust Division and the FTC. Under the provision of the HSR Act applicable to this Offer, the purchase of Shares pursuant to this Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Compuware. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to this Offer will expire at the end of the fifteenth calendar day after such filing is made, unless such waiting period is terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Compuware and/or the Company with respect to this Offer, the waiting period with respect to this Offer would expire at the end of the tenth calendar day after the date of substantial compliance by Compuware and the Company with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, this Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, expect by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4 above. It is a condition to this Offer that the waiting period applicable under the HSR Act to this Offer expire or be terminated. See Section 2 and Section 14 above.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to this Offer. At any time before or after the purchase of Shares pursuant to this Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to this Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Compuware, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Compuware relating to the businesses in which Compuware, the Company and their respective subsidiaries are engaged, Compuware and Purchaser believe that this Offer and the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to this Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 above for certain conditions to this Offer.

     GOING PRIVATE RULE. Rule 13e-3 under the Exchange Act that, in the case of a "going private" transaction involving a company, certain financial information concerning the company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the Securities and Exchange Commission and disclosed to shareholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to this Offer or the Merger but it cannot make assurances that the Securities and Exchange Commission will agree. The Commission might take the position that Rule 13e-3 applies to this Offer or the Merger and might require Purchaser to provide additional information pursuant to the rule.

     16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to this Offer.

     Updata Capital has been retained to render financial advisory services in connection with this Offer and the Merger and will be paid approximately $2.1 million in connection with such engagement upon successful completion of the transactions contemplated by the Merger Agreement. Updata Capital will also be reimbursed for its reasonable fees and expenses and has been granted customary indemnity. Bernard M. Goldsmith, the Managing Director of Updata Capital, is a director of Compuware.

     Innisfree M & A Incorporated has been retained to serve as the Information Agent in connection with this Offer. The Information Agent will be paid reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and has been provided with customary indemnity. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph or personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     EquiServe has been retained as the Depositary in connection with this Offer. The Depositary will be paid reasonable and customary compensation for its services in connection with this Offer, will be reimbursed for its reasonable out-of-pocket expenses in connection therewith and has been provided with customary indemnity for certain liabilities and expenses in connection therewith. In addition, brokers, dealers, commercial banks and trust companies will be reimbursed for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17. EMPLOYMENT AGREEMENTS. Contemporaneously with the execution of the Merger Agreement, the Company and Compuware entered into amendments to the employment agreements of three officers of the Company, effective upon the closing date of the Merger, and two of the officers have entered into noncompetition agreements with the Company and Compuware, effective on the Merger. These amendments and noncompetition agreements are summarized below. The summary is qualified in its entirety by reference to the amendments, the underlying employment agreements and the noncompetition agreements which are exhibits to Compuware's and Purchaser's Schedule 14D-1 filed with the Securities and Exchange Commission in connection with this Offer.

     Under the amendments to the employment agreements of Mary Ellen Weaver, the Company's Chairman of the Board and Chief Executive Officer, and Thomas A. Vadnais, the Company's President and Chief Operating Officer and a director of the Company, the term of each officer's employment agreement will be extended until the third anniversary of the Merger; each officer will serve in a position equivalent to a senior manager of Compuware; each officer will be eligible to participate in Compuware's executive bonus plan that is generally provided to other executives having similar positions with comparable experience and responsibilities to those of the officer, subject to the determination of Compuware's Compensation Committee; and, any stock options granted by the Company to the officer after the Merger will be subject to the vesting and other terms contained in such option grants. Under each such officer's existing employment agreement, the outstanding stock options granted by the Company to the officer prior to the Merger will vest in full on the date of the Merger, and the officer will be entitled to receive, after any termination or constructive termination of the officer's employment by the Company, the continuation of the officer's base salary and certain benefits for up to 24 months, in the case of Ms. Weaver, and up to 12 months in the case of Mr. Vadnais. These provisions will not be changed by the amendments.

     The amendment to the employment agreement of David M. Connell, the Company's Executive Vice President and a director of the Company, is substantially similar to the amendments described above, except that the term of Mr. Connell's employment agreement will terminate 90 days after the Merger unless extended by mutual consent for 90 days, and if Mr. Connell remains employed through the term, his subsequent termination of employment for any reason will entitle him to receive his severance benefits, which include up to 18 months of his base salary.

     According to information provided by the Company, on June 21, 1999, Ms. Weaver held options to purchase 54,000 Shares, none of which were unvested, Mr. Vadnais held options to purchase 320,000 Shares, all of which were unvested, and Mr. Connell held options to purchase 167,200 Shares, of which options for 95,440 Shares were unvested. The unvested options of Mr. Vadnais and Mr. Connell will vest automatically upon the earlier of the consummation of the Offer or the Merger. As a result of the acceleration of vesting of those stock options, Mr. Vadnais and Mr. Connell will be entitled to receive, upon the exercise of such options, an amount in cash equal to $3,320,000 and $148,663, respectively, in excess of the aggregate exercise prices of their respective options. Vesting of the outstanding stock options granted to three other officers of the

Company will also accelerate on the earlier of consummation of this Offer or the Merger. The Company has informed Compuware that the Company is currently negotiating to limit the number of Mr. Vadnais' options subject to accelerated vesting in order to eliminate any excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code.

     Ms. Weaver and Mr. Connell, as shareholders, have each entered into noncompetition agreements with the Company and Compuware under which each of them has agreed that, without Compuware's consent, such shareholder will not become an officer, director, stockholder, owner, co-owner, affiliate, salesperson, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, investor or lender, consultant, advisor or manager to, or acquire or hold any interest in, or permit such officer's name to be used in connection with, any person or entity that engages in any business which is directly competitive with any business of the Company at the time of the Merger or the professional services business of Compuware at the time of termination of such officer's employment with Compuware or the Company, except that the shareholder will not be prohibited from owning a passive investment of less than 1% of the outstanding shares of capital stock of any publicly held corporation if such shares are actively traded on a national securities market in the United States. The term of Ms. Weaver's noncompetition agreement begins on the date of the Merger and ends on the later of the third anniversary of the Merger or the first anniversary of the termination of her employment with the Company or Compuware. The term of Mr. Connell's noncompetition agreement begins on the date of the Merger and ends on the later of the first anniversary of the Merger or the first anniversary of the termination of his employment with the Company or Compuware.

     18. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of this Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statue prohibiting the making of this Offer or the acceptance of Shares pursuant to this Offer, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Compuware and Purchaser have filed with the Securities and Exchange Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to this Offer. The Schedule 14D-1 and any amendments thereto, including the exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 above (except that these documents will not be available at the regional offices of the Securities and Exchange Commission).

                                          COMP ACQUISITION CO.
June 30, 1999

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PURCHASER AND COMPUWARE

     The following tables set forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser and Compuware. The business address of each such person is 31440 Northwestern Highway, Farmington Hills, Michigan 48334.

     Unless otherwise indicated, each person listed below (i) has held his principal occupation for the past five years, (ii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to U.S. state and federal securities laws, and (iii) is a citizen of the United States.

     1. Directors and Executive Officers of Purchaser:

NAME                                       POSITION WITH PURCHASER
----                                       -----------------------
Eliot R. Stark.........  President and Director
Thomas Costello,         Vice President, Secretary, Treasurer and Director
  Jr. .................

     2. Directors and Executive Officers of Compuware:

NAME                                       POSITION WITH COMPUWARE
----                                       -----------------------
Peter Karmanos, Jr. ...  Chairman of the Board of Directors and Chief Executive
                         Officer
Joseph A. Nathan.......  President and Chief Operating Officer; Director
Eliot R. Stark.........  Executive Vice President, Finance
Denise A. Knobblock....  Executive Vice President, Human Resources and Administration
Henry A. Jallos........  Executive Vice President, Products Division
Laura Lawson             Senior Vice President, Chief Financial Officer
  Fournier.............
Phyllis Recca..........  Senior Vice President, Professional Services Division
Stephen H. Fagan.......  Senior Vice President, Strategic Relationships, Europe
John N. Shevillo.......  Senior Vice President, Strategic Account Relationships
Thomas Thewes..........  Vice Chairman of the Board of Directors
W. James Prowse........  Director
William O. Grabe.......  Director
Bernard M. Goldsmith...  Director
G. Scott Romney........  Director
William R. Halling.....  Director
Lowell P. Weicker,       Director
  Jr. .................
Elizabeth A.             Director
  Chappell.............
Elaine K. Didier.......  Director

     Peter Karmanos, Jr., age 56, a founder of Compuware, has served as a director of Compuware since its inception, as Chairman of the Board since November 1978, and as Chief Executive Officer since July 1987. From January 1992 until October 1994, Mr. Karmanos served as President of Compuware.

     Joseph A. Nathan, age 46, has served as a director of Compuware since September 1990 and as President and Chief Operating Officer since October 1994. From December 1990 to October 1994, Mr. Nathan served as Senior Vice President and Chief Operating Officer -- Products Division.

     Eliot R. Stark, age 46, has served as Executive Vice President, Finance, since February 1998. From June 1995 through January 1998, Mr. Stark served as Senior Vice President, Mergers & Acquisitions, Strategic Business Planning, and Corporate Planning. In 1995, Mr. Stark served at Comerica Bank as Senior Vice President, Corporate Development and Planning. From 1993 to 1995, Mr. Stark served at Comerica

Bank, as Director, Information Technology. On June 21, 1999, Mr. Stark was appointed President and a director of Purchaser.

     Denise A. Knobblock, age 43, has served as Executive Vice President, Human Resources and Administration since February 1998. From January 1995 through January 1998, Ms. Knobblock served as Senior Vice President, Administration and from August 1991 through December 1994, as Compuware's Director, Facilities, Administration.

     Laura Lawson Fournier, age 46, has served as Senior Vice President, Chief Financial Officer since April 1998. From June 1995 through March 1998, Ms. Fournier served as Corporate Controller and from February 1990 through May 1995, as Compuware's Director of Internal Audit.

     Phyllis Recca, age 45, has served as Senior Vice President, Professional Services Division, since January 1999. From January 1995 through December 1998, Ms. Recca served as Vice President, Professional Services, Mideast Region. From 1987 through December 1994, Ms. Recca served as Branch Manager,
Baltimore/Washington.

     Stephen H. Fagan, age 44, has served as Senior Vice President, Strategic Relationships, Europe, since April 1999. From November 1997 through March 1999, Mr. Fagan served as Senior Vice President, Professional Services. From 1994 through October 1997, Mr. Fagan served as Vice President, Enterprise Products.

     Henry A. Jallos, age 50, has served as Executive Vice President, Products Division, since September 1997. From August 1994 through August 1997, Mr. Jallos served as Senior Vice President, Worldwide Sales.

     John N. Shevillo, age 62, has served as Senior Vice President, Strategic Account Relationships since June 1999. From April 1997 through May 1999, Mr. Shevillo served as Senior Vice President, Enterprise Systems. From April 1994 through March 1997, Mr. Shevillo served as Senior Vice President, Professional Services.

     Thomas Thewes, age 67, a founder of Compuware, has served as a director of Compuware since its inception, and has served as Vice Chairman of the Board since March 1988. Mr. Thewes served as Treasurer from May 1988 until May 1995. Mr. Thewes served as Senior Vice President from March 1988 until March 1995 and as Secretary from April 1973 until May 1995.

     W. James Prowse, age 56, has served as a director of Compuware since December 1986 and served as Executive Vice President from February 1998 through March 31, 1999. From January 1992 through January 1998, Mr. Prowse served as Senior Vice President.

     William O. Grabe, age 61, has served as a director of Compuware since April 1992. Mr. Grabe is a Managing Member of General Atlantic Partners, LLC and has been affiliated with General Atlantic Partners, LLC or its predecessor since April 1992. From 1984 until March 1992, Mr. Grabe was an IBM Vice President. Mr. Grabe is also a director of Baan Company NV, Gartner Group, Inc., LHS Group, Inc., and TDS GmbH along with a number of privately held companies in which General Atlantic Partners, LLC is an investor.

     Bernard M. Goldsmith, age 55, has served as a director of Compuware since July 1992. Mr. Goldsmith has been the Managing Director of Updata Capital, Inc., an investment banking firm, since 1986.

     G. Scott Romney, age 58, has served as a director of Compuware since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn, a law firm, since 1977. The law firm serves as counsel to Compuware.

     William R. Halling, age 60, has served as a director of Compuware since October 1996. Mr. Halling is the President of The Economic Club of Detroit. Mr. Halling was with KPMG Peat Marwick from 1961 through 1993, where he served as a Managing Partner and member of the Board of Directors.

     Lowell P. Weicker, Jr., age 68, has served as a director of Compuware since October 1996. Mr. Weicker is presently a visiting professor at the University of Virginia in Charlottesville, Virginia, and currently serves on the Board of Directors of Duty Free International, HPSC, Inc., UST Corporation and Phoenix Duff & Phelps Mutual Funds. From 1990 through 1994, Mr. Weicker served as the Governor of Connecticut, and from 1970 through 1988, as a U. S. Senator from Connecticut. From 1962 through 1968, Mr. Weicker served as a Connecticut State Representative.

     Elizabeth Chappell, age 41, has served as a director of Compuware since October 1997. Ms. Chappell is the Chief Executive Officer of The Chappell Group, Inc., a consulting firm. From September 1979 to September 1994, Ms. Chappell served as a Vice President with ATT. Ms. Chappell is also a director of Handleman Company.

     Elaine K. Didier, age 51, has served as a director of the Company since October 1997. Effective August 30, 1999, Ms. Didier will serve as Dean of University Library, and Professor at Oakland University. Ms. Didier served as the Interim Director of Academic Outreach at the University of Michigan until March 1999. Prior to her assignment as Interim Director, Ms. Didier held other positions with the University, including Director of Information Resources.

     Thomas Costello, Jr., age 45, has served as General Counsel of Compuware since January 1985. Mr. Costello has served as Vice President since January 1995 and Secretary since May 1995. On June 21, 1999, Mr. Costello was appointed Vice President, Secretary, Treasurer and a director of Purchaser.

                        The Depositary for the Offer is:

                                   EQUISERVE

     BY FIRST CLASS MAIL:                  BY HAND:                  BY OVERNIGHT COURIER:
           EquiServe                 Securities Transfer &                 EquiServe
    Attn: Corporate Actions        Reporting Services, Inc.         Attn: Corporate Actions
          PO Box 9573                    c/o EquiServe                40 Campanelli Drive
     Boston, MA 02205-9573        100 Williams St., Galleria          Braintree, MA 02184
                                      New York, NY 10038

          BY FACSIMILE TRANSMISSION:                          FOR INFORMATION:
                (781) 575-4826                                 (800) 426-5523
            CONFIRM BY TELEPHONE:
                (781) 575-4816

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below or to the Compuware Corporation at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                                      LOGO

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                                       or
                   All Others Call Toll-Free: (888) 750-5834

June 30, 1999